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                                                                      EXHIBIT 11


                        PERITUS SOFTWARE SERVICES, INC.
       Statement Re Computation of Unaudited Pro Form Net Income (Loss)
                               Per Common Share
                     (in thousands, except per share data)
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                                                                                      Three Months Ended
                                                                                           March 31,
                                                                              ------------------------------------
                                                                                     1998               1997
                                                                              -----------------  -----------------
Net income (loss), as reported                                                 $        (2,566)   $           406

Preferred stock preference items:
   Accrual of cumulative dividends on Series A and Series B
     redeemable convertible preferred stock                                                  -               (233)
   Accretion to redemption value of redeemable common stock rights                           -                (26)
                                                                              -----------------  -----------------

Total preferred stock preference items                                                       -               (259)
                                                                              -----------------  -----------------

Net income (loss) attributable to common stockholders                          $        (2,566)   $           147
                                                                              -----------------  -----------------

Weighted average shares outstanding- Basic                                              15,985              5,888
   Adjustments thereto:
      Shares attributable to common stock equivalents                                        -              2,831

                                                                              -----------------  -----------------
Weighted average shares outstanding- Diluted                                            15,985              8,719
                                                                              -----------------  -----------------

Net income (loss) per share:

   Basic                                                                       $         (0.16)   $          0.02
                                                                              =================  =================

   Diluted                                                                     $         (0.16)   $          0.02
                                                                              =================  =================

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